EXHIBIT 99.1

Dot VN, Inc. Travels to Vietnam to Attend the 10-Year
Anniversary of Vietnam Internet Network Information Center (VNNIC)

SAN DIEGO – April 28, 2010 – Dot VN, Inc. (www.DotVN.com) (OTC BB: DTVI) an innovative Internet and telecommunications Company and the exclusive online global domain name registrar for the Country of Vietnam, announced today that officials from the Vietnamese Government’s Vietnam Internet Network Information Center (VNNIC) have invited members of Dot VN’s management team to join them in Vietnam to celebrate VNNIC’s tenth anniversary. The event, scheduled for April 27, 2010 in Hanoi, will be hosted by VNNIC Director General Nguyen Le Thuy and feature a keynote address from Ministry of Information and Communication (MIC) Deputy Minister Nguyen Thanh Hung.  VNNIC has also asked Mr. Lee Johnson, Dot VN’s President, to share his experiences and memories of working with VNNIC towards building the Vietnamese Internet of today.

“We are honored to have the opportunity to attend this event commemorating VNNIC as their role has been instrumental in the successful development of the Vietnamese Internet. In the nearly ten years that Dot VN has partnered with VNNIC, we have been able to bring a multitude of IT products and services to further advance Internet penetration in Vietnam. Given the mutually beneficial nature of our collaboration and the positive impact it has had on the citizens of Vietnam, I feel confident that our relationship will continue to prosper as we seek to address the ever-growing needs of the country. Working closely with VNNIC, together we have been able to build a more effective and modern Internet for Vietnam. We want to congratulate Director General Thuy and his talented staff at this historic event,” stated Dot VN CEO Thomas Johnson.

Vietnam Internet Network Information Center (VNNIC) (www.VNNIC.vn/english), an affiliate of the Ministry of Information and Communication, carries out the functions of managing Vietnam’s Internet resources. Since VNNIC’s founding on April 28, 2000, the number of internet users in Vietnam has grown from approximately 200,000 to more than 26.3 million, according to statistics provided by the International Telecommunications Union (ITU), the leading United Nations agency for information and communication technology issues. Dot VN’s strategic partnership with VNNIC, formed in February of 2001, has been an integral part of that growth as the two have worked closely in shaping Vietnam’s Internet policy. Moreover, as the exclusive global online domain registrar for the entire country of Vietnam, Dot VN has helped to grow the “.vn” domain registry from approximately 2,000 to over 140,000. Dot VN has received public commendation from both the Vietnamese Government’s Ministry of Foreign Affairs and from the Ministry of Information and Communications for its contributions to the country’s IT development.

Dot VN President Lee Johnson commented, “I am proud of the role that Dot VN has played in helping VNNIC to develop and shape the Vietnamese Internet.  The ten year anniversary of the establishment of VNNIC marks an important milestone in the advancement of the Internet in Vietnam. However, the rapid growth of the Vietnamese economy over the last decade has placed significant demands on the nation’s current IT infrastructure. Therefore, it is important that we look forward towards the new initiatives, services and ideas that will carry the Vietnamese Internet into the next century. We are extremely appreciative of the government of Vietnam for granting us the privilege of participating in such a momentous occasion, and we hope to continue to play an active role in helping Vietnam achieve sustainable economic prosperity.”

To view photos of the event, please visit our web site at www.dotvn.com/vnnic2010/

About the Company:

Dot VN, Inc. (www.DotVN.com) provides innovative Internet and telecommunication services for Vietnam. The Company was awarded an “exclusive long term contract” by the Vietnamese government to register “.vn” (Vietnam) domains and commercialize Parking Page Marketing/Online Advertising worldwide via the Internet. Also, Dot VN has exclusive rights to distribute and commercialize Micro-Modular Data CentersTM solutions and Gigabit Ethernet Wireless applications to Vietnam and Southeast Asia region.

Dot VN is committed to keeping our shareholders informed of latest developments. To receive email alerts regarding press releases and invitations to events, please sign up by accessing the following link: http://bit.ly/DotVN-Investor-Signup

Forward-Looking Statements:

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to Dot VN or its management, identify forward-looking statements. These statements are based on current expectations, estimates and projections about Dot VN’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Dot VN’s filings with the Securities and Exchange Commission. Factors that could materially affect these forward-looking statements and/or predictions include, among other things: (i) our limited operating history; (ii) our ability to pay down existing debt; (iii) unforeseen costs and expenses; (iv) potential litigation with our shareholders, creditors and/or former or current investors; (v) Dot VN’s ability to comply with federal, state and local government regulations in the US and foreign countries; (vi) Dot VN’s ability to maintain current agreements with the government of Vietnam and enter into additional agreements with the government of Vietnam; and (vii) other factors over which we have little or no control. In addition, such statements could be affected by risks and uncertainties related to product demand, market and customer acceptance, competition, pricing and development difficulties, as well as general industry and market conditions and growth rates and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and Dot VN does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on Dot VN’s website does not constitute a part of this release.

For more information, contact:

Dot VN, Inc.
Thomas M. Johnson, Chairman and CEO
Phone:  858-571-2007 x14
Email:  Inquiries@DotVN.com
Website:  www.DotVN.com
Register your .VN domains at:  www.VN

Investor Relations Contact:
CCG Investor Relations - Strategic Communications
Mr. Roger Ellis, Partner
Phone:  310-954-1332
Email:  Roger.Ellis@ccgir.com
  Website:  www.ccgir.com

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